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                                                                    Exhibit 21.1


                         SUBSIDIARIES OF THE REGISTRANT

The following is a list of the Subsidiaries of the Company:

     Subsidiary                                           Place of Incorporation
     ----------                                           ----------------------

     Groundwater Technology Government Services, Inc.     Delaware
     GTI Investment Company, Inc.                         Delaware
     Fluor Daniel GTI International, Inc.                 Delaware
     Fluor Daniel GTI Canada, Inc.*                       Province of Ontario,
                                                          Canada
     Fluor Daniel GTI International Limited*              United Kingdom
     Fluor Daniel GTI Australia PTY, Limited*             Australia
     Groundwater Technology Italia S.r.l.*                Italy
     Fluor Daniel Environmental Services, Inc.            California


   * Fluor Daniel GTI Canada, Inc. ("Canada"), Fluor Daniel GTI International Limited ("UK"), Fluor Daniel GTI Australia PTY, Limited ("Australia") and Fluor Daniel GTI Italia S.r.l. ("Italy") are indirect or "second-tier" subsidiaries of the Company. Canada, UK, Australia and Italy are subsidiaries of Fluor Daniel GTI International, Inc., which, in turn, is a wholly-owned subsidiary of the Company.